Exhibit 15.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 of Rio Tinto plc (No. 333-238553), Rio Tinto Limited (No. 333-238553-01), Rio Tinto Finance (USA) Inc. (No. 333-238553-02), Rio Tinto Finance (USA) plc (No. 333-238553-03), and Rio Tinto Finance (USA) Limited (No. 333-238553-04) and in the Registration Statements on Form S-8 of Rio Tinto plc (Nos. 333-184397, 333-202547 and 333-224907), and Rio Tinto Limited (Nos. 333-202547-01 and 333-224907-01) of our report dated 28 February 2020 relating to the financial statements, which appears in this Form 20‑F.

/s/ PricewaterhouseCoopers LLP	/s/ PricewaterhouseCoopers
PricewaterhouseCoopers LLP	PricewaterhouseCoopers
London, United Kingdom	Brisbane, Australia
25 February 2022	25 February 2022